Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-86012) pertaining to the Cencora Employee Investment Plan of Cencora, Inc. of our report dated June 18, 2026, with respect to the financial statements and schedule of the Cencora Employee Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 18, 2026